Exhibit 99.2

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: April 2, 2010
ANCHOR BANCORP WISCONSIN INC. ENGAGES
SANDLER O’NEILL PARTNERS L.P. TO EXPLORE STRATEGIC ALTERNATIVES
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) (“Anchor” or the “Company”) today announced it has engaged Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as financial advisor to assist the Company in evaluating strategic alternatives.
“Sandler O’Neill Partners is a preeminent investment banking firm serving financial institutions and we look forward to working with them as part of our comprehensive effort to raise additional capital, strengthen our balance sheet and improve our financial performance,” said Chris Bauer, CEO.
Potential avenues to be explored in conjunction with Sandler O’Neill include recapitalization of the Company, merger of the Company, sale of additional branches and other capital-raising alternatives. “At the same time, we will continue our internal focus on increasing efficiency and reducing costs throughout the organization,” added Bauer.
As part of a voluntarily Cease and Desist agreement with the Office of Thrift Supervision entered into in June 2009, Anchor agreed to develop plans to raise additional capital, among other actions related to improving asset quality and strengthening our balance sheet. In November 2009 Anchor announced plans to sell eleven branches located in northwestern Wisconsin to Royal Credit Union. It is anticipated that this sale will close in summer of 2010.
About Anchor BanCorp Wisconsin, Inc.
Anchor’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, a wholly owned subsidiary of the Company, has offices located in Wisconsin.
About Sandler O’Neill Partners, L.P.
Founded in 1988, Sandler O’Neill Partners, L.P. is recognized throughout the United States (and increasingly overseas) as a leader in providing the full suite of investment banking, advisory, balance sheet management, brokerage and research services to financial institutions and their investors.
Forward Looking Statements
This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. This includes any statements regarding management’s plans, objectives or goals for future operations or transactions, products or services, and forecasts of its revenues, earnings or other measures of performance. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these plans, goals or estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange Commission for financial and business information regarding Anchor, including information which could affect Anchor’s forward-looking statements. Outcomes related to such statements are subject to numerous risk factors and uncertainties, including those listed in the company’s Annual Report filed on Form 10-K.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.